EXHIBIT 99.3:

AMENDMENT TO

EXECUTIVE RETIREMENT SUPPLEMENT AGREEMENT

THIS AMENDMENT is made and entered into as of the date set forth below, by and between Energen Corporation, an Alabama corporation (the “Company”), and the Executive identified below (the “Executive”).

Date:          December 13, 2006

Executive: Geoffrey C. Ketcham

R E C I T A L S

The Company and the Executive have previously entered into an Executive Retirement Supplement Agreement (the “SERP”) dated as of October 27, 1999, as heretofore amended. The Company and the Executive desire to enter into this Amendment to the SERP to provide for payments in accordance with Section 409A of the Code with respect to benefits accrued under the SERP after December 31, 2004.

NOW, THEREFORE, pursuant to Section 3.3 of the SERP, the Company and the Executive do hereby agree to amend the SERP as follows:

FIRST: Section 2.5(a) of the SERP is hereby amended by adding thereto, at the end thereof, the following:

Notwithstanding the foregoing, with respect to any distribution that is subject to the provisions of Section 409A(a)(2)(B)(i) of the Code, such distribution shall be made as hereinafter provided. First, the Committee shall determine the Supplemental Retirement Benefit of the Executive as if the Executive had Retired on December 31, 2004 (the “Preliminary Grandfathered Benefit”). Second, the Committee shall determine the Supplemental Retirement Benefit of the Executive as of the Executive’s actual Retirement date. Third, the Committee shall determine the lump sum value of the Preliminary Grandfathered Benefit based on the Executive’s attained age as of December 31, 2004 and the factors that would have been used to calculate Present Value hereunder as of December 31, 2004. Fourth, the lump sum value determined pursuant to the preceding sentence shall be increased to reflect the number of months from December 31, 2004 to the date of payment of the lump sum and to reflect interest accretion and survivorship based on the factors used in the preceding sentence (the “Final Grandfathered Benefit”). Fifth, the Committee shall determine the lump sum that would have been paid pursuant to this Section 2.5(a) without regard to the provision of Section 409A of the Code (the “Total Benefit”). Sixth, the lump sum benefit to be paid as promptly as practicable following the Executive’s Severance Date shall be the lesser of the Final Grandfathered Benefit or the Total Benefit. In the event that the Total Benefit exceeds the Final Grandfathered Benefit, an additional benefit shall be paid as promptly as practicable after the date that is six (6) months following the Executive’s Severance Date. Such additional payment shall be equal to the excess of the Total Benefit over the Final Grandfathered Benefit increased to reflect six (6) months interest at the interest rate used to determine the initial payment made following the Executive’s Severance Date.

SECOND: The SERP as hereby amended shall remain in full force and effect.

THIRD: This Amendment shall be effective as of January 1, 2006.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has hereunto set his hand and seal all as of the day and year first above written.

ENERGEN CORPORATION

By:
Its:	Chairman and Chief Executive Officer

EXECUTIVE